UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

March 24, 2004

Date of Report (date of earliest event reported)

Lattice Semiconductor Corporation

(Exact name of Registrant as specified in its charter)

Delaware	000-18032	93-0835214
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5555 N. E. Moore Court Hillsboro, Oregon 97124-6421
(Address of principal executive offices)

(503) 268-8000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Item 7.    Financial Statements and Exhibits.

(c)                                  The following exhibits are being filed or furnished with this report as indicated below:

Exhibit No.	Description

99.1

Text of press release issued by Lattice Semiconductor Corporation on March 24, 2004, entitled “Lattice Semiconductor Reports Fourth Quarter and 2003 Year End Financial Results and Restatement of First, Second and Third Quarter 2003 Financial Statements” (furnished herewith)

99.2	Restated consolidated financial statements for the first, second and third quarters of 2003 and consolidated financial statements for the year ended January 3, 2004 (filed herewith)

Item 12.  Results of Operations and Financial Condition

On March 24, 2004, Lattice Semiconductor Corporation (the “Company”) issued a press release reporting its fourth quarter and year-end results for 2003 and restated results for first, second and third quarters of 2003.  The full text of the press release is attached as Exhibit 99.1.  Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

The Company’s restated consolidated financial statements for the first, second and third quarters of 2003, and consolidated financial statements for the year ended January 3, 2004, attached as Exhibit 99.2 hereto, are filed herewith for purposes of Section 18 of the Exchange Act.  In addition, the following information from the press release shall be deemed filed herewith for purposes of Section 18 of the Exchange Act:

On March 24, 2004, Lattice Semiconductor Corporation (the “Company”) announced financial results for the fourth quarter and year ended December 2003.

In addition, the Company announced that it has completed a review of its deferred income accounting.  Deferred income is the balance sheet account which represents the estimated future gross margin, including credits that may be due, related to inventory held by the Company’s distributors that is expected to be either resold to end users or returned to the Company for a credit.  As the Company’s distributors have price protection and limited return rights, the Company’s policy is to defer recognition of revenue for sales through distribution until the distributor resells the Company’s products to an end customer.  However, upon shipment of product to distributors, the Company records a receivable and credits deferred income while also relieving its inventory account and offsetting the cost of inventory shipped against deferred income.  The receivable and deferred income accounts are also adjusted for estimated credits that may be due distributors.

As previously disclosed, the Company has concluded that its deferred income account became overdepleted during 2003.  After review by the Audit Committee and the Company’s independent auditor, the Company has determined restatement of the March, June and September quarter 2003 financial statements is necessary to correct errors and a failure to record a change in accounting estimate related to deferred income.  The restatement resulted from inappropriate accounting entries made by an individual in the Company’s finance department and deficiencies in the design and operation of internal accounting controls related to the deferred income account.

For the September 2003 quarter, the restatement:

•                  reduces revenue, originally reported as $51.0 million, by $8.0 million to $43.0 million;

•                  reduces cost of sales, originally reported as $20.7 million, by $1.2 million to $19.4 million;

•                  increases net loss, originally reported as $21.9 million ($0.20 per share), by $6.8 million ($0.06 per share) to $28.7 million ($0.26 per share);

•                  increases the originally reported deferred income balance sheet account by $3.4 million to $9.8 million;

•                  increases the originally reported accounts payable and other accrued liabilities balance sheet account by $5.5 million to $34.4 million; and

•                  reduces the originally reported retained earnings balance sheet account by $8.9 million to $28.6 million.

For the June 2003 quarter, the restatement:

•                  reduces revenue, originally reported as $58.2 million, by $1.6 million to $56.6 million;

•                  reduces cost of sales, originally reported as $23.3 million, by $0.3 million to $23.0 million;

•                  increases net loss, originally reported as $16.9 million ($0.15 per share), by $1.3 million ($0.01 per share) to $18.2 million ($0.16 per share);

•                  increases the originally reported deferred income balance sheet account by $0.8 million to $9.6 million;

•                  increases the originally reported accounts payable and other accrued liabilities balance sheet account by $1.3 million to $32.5 million; and

•                  reduces the originally reported retained earnings balance sheet account by $2.1 million to $57.3 million.

For the March 2003 quarter, the restatement:

•                  reduces revenue, originally reported as $58.3 million, by $1.0 million to $57.3 million;

•                  reduces cost of sales, originally reported as $23.2 million, by $0.2 million to $23.0 million;

•                  increases net loss, originally reported as $18.8 million ($0.17 per share), by $0.8 million ($0.01 per share) to $19.7 million ($0.18 per share);

•                  increases the originally reported deferred income balance sheet account by $0.8 million to $13.9 million; and

•                  reduces the originally reported retained earnings balance sheet account by $0.8 million to $75.5 million.

Revenue for the fourth quarter was $52.8 million.  Quarterly revenue from FPGA products was $10.4 million, or 20 percent of total revenue, while revenue from high density CPLD products was $35.6 million.  New product revenue accounted for 14 percent of total quarterly revenue.

Net loss for the fourth quarter was $25.2 million ($0.22 per share). This loss includes an $18.7 million charge for amortization of intangible assets.

For the year 2003, revenue was $209.7 million, a decrease of eight percent from the $229.1 million reported for 2002.  Net loss for 2003 was $91.8 million ($0.82 per share), as compared to the net loss of $175.2 million ($1.59 per share) reported for 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LATTICE SEMICONDUCTOR CORPORATION

	By:	/s/ Jan Johannessen
Jan Johannessen Corporate Vice President and Chief Financial Officer

Date: March 24, 2004

EXHIBIT INDEX

Exhibit No.	Description

99.1

Text of press release issued by Lattice Semiconductor Corporation on March 24, 2004, entitled “Lattice Semiconductor Reports Fourth Quarter and 2003 Year End Financial Results and Restatement of First, Second and Third Quarter 2003 Financial Statements” (furnished herewith)

99.2	Restated consolidated financial statements for the first, second and third quarters of 2003 and consolidated financial statements for the year ended January 3, 2004 (filed herewith)